Contact:
Euronet Worldwide, Inc.
Stephanie Taylor
+1-913-327-4200

Euronet Worldwide Reports First Quarter 2013 Financial Results

LEAWOOD, KANSAS, USA - April 23, 2012 - Euronet Worldwide, Inc. (“Euronet” or the “Company”) (NASDAQ: EEFT), a leading electronic payments provider, reports first quarter 2013 financial results.

Euronet reports the following consolidated results for the first quarter 2013 compared with the same period of 2012:

•	Revenues of $335.6 million, a 13% increase from $297.6 million (14% increase on a constant currency(1) basis).

•	Operating income of $19.2 million, a 22% increase from $15.8 million (22% increase on a constant currency basis).

•	Adjusted EBITDA(2) of $39.4 million, an 11% increase from $35.4 million (11% increase on a constant currency basis).

•	Net income attributable to Euronet of $12.0 million or $0.24 diluted earnings per share, compared with net income of $13.2 million or $0.26 diluted earnings per share.

•	Adjusted cash earnings per share(3) of $0.38, a 15% increase from $0.33.

•	Transactions of 560 million, a 4% increase from 539 million.

See the reconciliation of non-GAAP items in the attached financial schedules.

"I am pleased that each of our three segments delivered revenue and operating income growth in the quarter, allowing us to exceed our guidance by delivering adjusted cash earnings per share of $0.38 for the first quarter," stated Michael J. Brown, Euronet's Chairman and Chief Executive Officer. "The EFT and Money Transfer Segments continued to deliver solid results driven by network and product expansion. The epay Segment returned to growth by delivering new mobile and non-mobile products. We are very excited to start the year with all three segments contributing to our revenue and profit growth."

Segment and Other Results
The EFT Processing Segment reports the following results for the first quarter 2013 compared with the same period of 2012:

•	Revenues of $63.3 million, a 27% increase from $49.9 million (28% increase on a constant currency basis).

•	Operating income of $6.6 million, a 10% increase from $6.0 million (12% increase on a constant currency basis).

•	Adjusted EBITDA of $14.9 million, a 24% increase from $12.0 million (25% increase on a constant currency basis).

•	Transactions of 274 million, a 3% increase from 266 million.

•	Operated 17,973 ATMs as of March 31, 2013, a 15% increase from 15,614.

Revenue, operating income and adjusted EBITDA expansion in the first quarter was driven by a 15% increase in ATMs under management and sales of value added services in Europe. The January 2013 acquisition of Pure Commerce contributed marginally to revenue and adjusted EBITDA growth, while operating income was reduced due to intangible amortization expense recorded for the acquisition. Without the additional non-cash intangible amortization recorded for the acquisition, the EFT Segment's first quarter operating income would have increased 33% over the prior year.

Transactions grew 3%, with the largest increases in Poland, Romania, Serbia, China and in our cross-border acquiring business. Partially offsetting this growth were transaction declines in India stemming from a certain government bank insourcing their transaction processing. While the number of transactions related to the Indian bank were substantial, those transactions were very low margin transactions and, accordingly, had limited impact on operating income. ATM growth of 15% was attributable to expansion in Poland and additional brown label ATM deployments in India.

The epay Segment reports the following results for the first quarter 2013 compared with the same period of 2012:

•	Revenues of $189.6 million, a 7% increase from $176.4 million (8% increase on a constant currency basis).

•	Operating income of $14.8 million, a 12% increase from $13.2 million (11% increase on a constant currency basis).

•	Adjusted EBITDA of $19.3 million, a 5% increase from $18.3 million (5% increase on a constant currency basis).

•	Transactions of 278 million, a 5% increase from 266 million.

•	Point of sale ("POS") terminals of approximately 674,000 as of March 31, 2013, an 11% increase from approximately 607,000.

•	Retailer locations of approximately 350,000 as of March 31, 2013, a 19% increase from approximately 294,000.

Revenue, operating income and adjusted EBITDA increases largely resulted from increased prepaid mobile sales in the U.S., expansion of non-mobile content sales, particularly in Germany, and the acquisition of ezi-pay in New Zealand made in November 2012. Declines in the U.K., Australia and Spain partially offset this growth.

The Money Transfer Segment reports the following results for the first quarter 2013 compared with the same period of 2012:

•	Revenues of $82.9 million, a 16% increase from $71.4 million (16% increase on a constant currency basis).

•	Operating income of $6.0 million, a 40% increase from $4.3 million (40% increase on a constant currency basis).

•	Adjusted EBITDA of $10.8 million, a 20% increase from $9.0 million (20% increase on a constant currency basis).

•	Total transactions of 8.1 million, a 19% increase from 6.8 million.

•	Network locations of approximately 199,000 as of March 31, 2013, a 28% increase from approximately 155,000.

Revenue, operating income and adjusted EBITDA growth in the quarter was driven by the 19% increase in total transactions. Increased operating profit was driven by a continued expansion of the network, which grew 28% over the same quarter last year. Money transfer transactions increased 18%. U.S. initiated transfers increased 23% compared to the same quarter last year, including a 26% increase in transfers to Mexico and a 21% increase to non-Mexico corridors. Non-U.S. initiated transfers increased 11%.

Corporate and Other reports $8.2 million of expense for the first quarter 2013 compared with $7.7 million for the first quarter 2012. The increase in corporate expense is primarily from professional fees related to acquisition costs incurred in the quarter.

Balance Sheet and Financial Position
Unrestricted cash on hand was $155.3 million as of March 31, 2013, compared to $191.2 million as of December 31, 2012. Cash decreased mainly as a result of the acquisition of Pure Commerce in January and repayment of debt, partially offset by cash flows generated from operations. Total indebtedness was $291.1million as of March 31, 2013, compared to $301.3 million as of December 31, 2012.

Guidance
The Company currently expects adjusted cash earnings per share for the second quarter 2013, assuming foreign currency exchange rates remain stable through the end of the quarter, to be approximately $0.47.

Non-GAAP Measures
In addition to the results presented in accordance with U.S. GAAP, the Company presents non-GAAP financial measures, such as constant currency, Adjusted EBITDA and adjusted cash earnings per share financial measures. These measures should be used in addition to, and not a substitute for, net income, operating income and earnings per share computed in accordance with U.S. GAAP. We believe that these non-GAAP measures provide useful information to investors regarding the Company's performance and overall results of operations. These non-GAAP measures are also an integral part of the Company's internal reporting and performance assessment for executives and senior management. The non-GAAP measures used by the Company may not be comparable to similarly titled non-GAAP measures used by other companies. The attached schedules provide a full reconciliation of these non-GAAP financial measures to their most directly comparable U.S. GAAP financial measure.

(1) Constant currency measures are computed as if foreign currency exchange rates did not change from the prior period. This information is provided to illustrate the impact of changes in foreign currency exchange rates on the Company's results when compared to the prior period.

(2)Adjusted EBITDA is defined as net income excluding income tax expense, depreciation, amortization, share-based compensation expenses and other non-operating or non-recurring items that are considered expenses under U.S. GAAP.

(3) Adjusted cash earnings per share is defined as diluted U.S. GAAP earnings per share excluding the tax-effected impacts of: a) foreign exchange gains or losses, b) goodwill impairment charges, c) gains or losses from the early retirement of debt, d) share-based compensation, e) acquired intangible asset amortization, f) non-cash interest expense, g) non-cash income tax expense, and h) other non-operating or non-recurring items. Adjusted cash earnings per share includes shares potentially issuable in settlement of convertible bonds or other obligations, if the assumed issuances are dilutive to adjusted cash earnings per share. Adjusted cash earnings per share represents a performance measure and is not intended to represent a liquidity measure.

Conference Call and Slide Presentation
Euronet Worldwide will host an analyst conference call on April 24, 2013, at 9:00 a.m. Eastern Time to discuss these results. The call may also include discussion of company developments, forward-looking information and other material information about business and financial matters. To listen to the call via telephone, dial 877-303-6313 (USA) or +1-631-813-4734 (non-USA). The conference call will also be available via webcast at http://ir.euronetworldwide.com. Participants should go to the website at least five minutes prior to the scheduled start time of the event to register. A slideshow will be included in the webcast.

A webcast replay will be available beginning approximately one hour after the event at http://ir.euronetworldwide.com and will remain available for one year.

About Euronet Worldwide, Inc.
Euronet Worldwide is an industry leader in processing secure electronic financial transactions. The Company offers payment and transaction processing solutions to financial institutions, retailers, service providers and individual consumers. These services include comprehensive ATM, POS and card outsourcing services, card issuing and merchant acquiring services, software solutions, consumer money transfer and bill payment services, and electronic distribution for prepaid mobile phone time and other prepaid products.

Euronet's global payment network is extensive - including 17,973 ATMs, approximately 67,000 EFT POS terminals and a growing portfolio of outsourced debit and credit card services which are under management in 42 countries; card software solutions; a prepaid processing network of approximately 674,000 POS terminals at approximately 350,000 retailer locations in 35 countries; and a consumer-to-consumer money transfer network of approximately 199,000 locations serving 134 countries. With corporate headquarters in Leawood, Kansas, USA, and 52 worldwide offices, Euronet serves clients in approximately 155 countries. For more information, please visit the Company's website at www.euronetworldwide.com.

Statements contained in this news release that concern Euronet's or its management's intentions, expectations, or predictions of future performance, are forward-looking statements. Euronet's actual results may vary materially from those anticipated in such forward-looking statements as a result of a number of factors, including: conditions in world financial markets and general economic conditions, including economic conditions in specific countries or regions; technological developments affecting the market for the Company's products and services; foreign currency exchange rate fluctuations; the effects of any potential future computer security breaches; the Company's ability to renew existing contracts at profitable rates; changes in fees payable for transactions performed for cards bearing international logos or over switching networks such as card transactions on ATMs; changes in the Company's relationship with, or in fees charged by, the Company's business partners; competition; the outcome of claims and other loss contingencies affecting the Company; and changes in laws and regulations affecting the Company's business, including immigration laws. These risks and other risks are described in the Company's filings with the Securities and Exchange Commission, including our Annual Report on Form 10-K, Quarterly Reports on Form 10-Q and Current Reports on Form 8-K. Copies of these filings may be obtained via the SEC's Edgar website or by contacting the Company or the SEC. Any forward-looking statements made in this release speak only as of the date of this release. Euronet does not intend to update these forward-looking statements and undertakes no duty to any person to provide any such update under any circumstances. The Company regularly posts important information to the investor relations section of its website.

EURONET WORLDWIDE, INC.
Consolidated Statements of Operations
(unaudited - in millions, except share and per share data)

	Three Months Ended
	March 31,
	2013	2012

Revenues	$335.6	$297.6

Operating expenses:
Direct operating costs	219.1	194.0
Salaries and benefits	48.7	44.3
Selling, general and administrative	30.9	27.6
Depreciation and amortization	17.7	15.9
Total operating expenses	316.4	281.8
Operating income	19.2	15.8

Other income (expense):
Interest income	0.5	1.3
Interest expense	(2.8)	(5.3)
Income from unconsolidated affiliates	0.1	0.3
Other expense, net	—	4.3
Foreign exchange (loss) gain, net	(1.7)	2.1
Total (expense) income, net	(3.9)	2.7
Income before income taxes	15.3	18.5

Income tax expense	(3.2)	(5.4)

Net income	12.1	13.1
Net (income) loss attributable to noncontrolling interests	(0.1)	0.1
Net income attributable to Euronet Worldwide, Inc.	$12.0	$13.2

Earnings per share attributable to Euronet
Worldwide, Inc. stockholders - diluted
Earnings per share	$0.24	$0.26

Diluted weighted average shares outstanding	50,620,437	51,357,390

EURONET WORLDWIDE, INC.
Condensed Consolidated Balance Sheets
(in millions)

	As of
	March 31,	As of
	2013	December 31,
	(unaudited)	2012

ASSETS
Current assets:
Cash and cash equivalents	$155.3	$191.2
Restricted cash	45.6	81.9
Inventory - PINs and other	82.7	101.2
Trade accounts receivable, net	355.1	370.8
Other current assets, net	82.7	68.1

Total current assets	721.4	813.2

Property and equipment, net	109.0	115.5
Goodwill and acquired intangible assets, net	604.9	565.2
Other assets, net	56.1	57.6

Total assets	$1,491.4	$1,551.5

LIABILITIES AND EQUITY
Current liabilities:
Accounts payable and other current liabilities	$640.6	$686.7
Short-term debt obligations	10.4	10.0

Total current liabilities	651.0	696.7

Debt obligations, net of current portion	276.0	286.7
Capital lease obligations, net of current portion	4.7	4.6
Deferred income taxes	21.2	22.0
Other long-term liabilities	14.5	14.9

Total liabilities	967.4	1,024.9

Equity	524.0	526.6

Total liabilities and equity	$1,491.4	$1,551.5

EURONET WORLDWIDE, INC.
Reconciliation of Net Income to Adjusted EBITDA
(unaudited - in millions)

	Three months ended March 31, 2013

	EFT Processing	epay	Money Transfer	Corporate Services	Consolidated

Net income					$12.1

Add: Income tax expense					3.2
Add: Total other expense, net					3.9

Operating income (expense)	$6.6	$14.8	$6.0	$(8.2)	19.2

Add: Depreciation and amortization	8.3	4.5	4.8	0.1	17.7
Add: Share-based compensation	—	—	—	2.5	2.5

Earnings (expense) before interest, taxes, depreciation, amortization and share-based compensation (Adjusted EBITDA) (1)	$14.9	$19.3	$10.8	$(5.6)	$39.4

	Three months ended March 31, 2012

	EFT Processing	epay	Money Transfer	Corporate Services	Consolidated

Net income					$13.1

Add: Income tax expense					5.4
Deduct: Total other income, net					(2.7)

Operating income (expense)	$6.0	$13.2	$4.3	$(7.7)	15.8

Add: Depreciation and amortization	6.0	5.1	4.7	0.1	15.9
Add: Share-based compensation	—	—	—	3.7	3.7

Earnings (expense) before interest, taxes, depreciation, amortization and share-based compensation (Adjusted EBITDA) (1)	$12.0	$18.3	$9.0	$(3.9)	$35.4

(1) Adjusted EBITDA is a non-GAAP measure that should be considered in addition to, and not a substitute for, net income and operating income computed in accordance with U.S. GAAP.

EURONET WORLDWIDE, INC.
Reconciliation of Adjusted Cash Earnings per Share
(unaudited - in millions, except share and per share data)

	Three Months Ended
	March 31,
	2013	2012

Net income attributable to Euronet Worldwide, Inc.	$12.0	$13.2
Foreign exchange loss (gain), net of tax	1.4	(2.1)
Intangible asset amortization, net of tax	5.3	5.2
Share-based compensation, net of tax	2.4	3.5
Non-cash 3.5% convertible debt accretion interest, net of tax	—	1.9
Other non-operating gains	—	(4.4)
Non-cash GAAP tax benefit	(1.7)	(0.3)

Adjusted cash earnings(2)	$19.4	$17.0

Adjusted cash earnings per share - diluted(2)	$0.38	$0.33

Diluted weighted average shares outstanding	50,620,437	51,357,390

Effect of assumed conversion of convertible debentures(1)	88,587	—
Effect of unrecognized share-based compensation on diluted shares outstanding	813,905	805,443
Adjusted diluted weighted average shares outstanding	51,522,929	52,162,833

(1) As required by U.S. GAAP, the interest cost and amortization of the convertible debt issuance cost are excluded from income for the purpose of calculating diluted earnings per share for any period when the convertible debentures, if converted, would be dilutive to earnings per share. Further, the convertible shares are treated as if all were outstanding for the period. Although the assumed conversion of the convertible debentures was not dilutive to the Company's GAAP earnings for the periods presented, it was dilutive to the Company's adjusted cash earnings per share for the three months ended March 31, 2013. Accordingly, the interest cost and amortization of the convertible debt issuance cost are excluded from income and the convertible shares are treated as if all were outstanding for the period.

(2) Adjusted cash earnings and adjusted cash earnings per share are non-GAAP measures that should be considered in addition to, and not as a substitute for, net income and earnings per share computed in accordance with U.S. GAAP.